Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Craig W. Carlson, VP & CFO
Neurobiological Technologies, Inc
(510) 595-6000

Neurobiological Technologies, Inc Reports Second Quarter Results

Emeryville, CA, February, 8, 2007 – Neurobiological Technologies, Inc (NTI®) (Nasdaq: NTII) today announced its financial results for the quarter and six-months ended December 31, 2006

Paul Freiman, president and chief executive officer stated, “Our financial performance for the quarter and the six-months ended December 31, 2006 is in line with our forecasts. Our primary investments are strongly behind Viprinex™ (ancrod), our drug candidate for acute ischemic stroke currently in two Phase III trials. Viprinex has a mechanism of action that appears to be unique from other drugs currently being investigated for stroke. We believe these global pivotal studies are the largest stroke trials in progress and indicate our commitment in developing Viprinex for this underserved condition.”

Mr. Freiman added, “In addition to the Viprinex clinical development program, we are actively involved, through our agreement with Celtic Pharma, or “Celtic”, in the ongoing Phase III trials of XERECEPT® for the treatment of swelling associated with brain tumors.”

Results from the Quarter Ended December 31, 2006:

Net loss for the quarter ended December 31, 2006 was $3.1 million or $0.11 per share, basic and diluted, compared to a net loss of $15.4 million or $0.55 per share for the quarter ended December 31, 2005.

Revenues of $4.0 million in the quarter ended December 31, 2006 increased by $1.6 million over revenues of $2.4 million for the same period in 2005. Our 2006 revenues consisted of our recognition of $1.3 million from the sale of our rights and interests in XERECEPT to Celtic, $1.7 million from royalty fees from the commercial sales of Memantine by our marketing partners in the United States and certain European countries, and $1.0 million from the reimbursement of the direct expenses incurred for services provided to Celtic for administering the Phase III clinical trials for XERECEPT in the United States and Canada. Our 2005 revenues consisted of our recognition of $0.5 million from the sale of our rights and interests in XERECEPT to Celtic, $1.3 million from royalty fees from the commercial sales of Memantine by our marketing partners, and $0.6 million from the reimbursement of the direct expenses incurred for services provided to Celtic for administering the Phase III clinical trials for XERECEPT. In January 2007, we received a $4.0 million payment from Celtic, the final non-contingent payment for worldwide rights to XERECEPT and royalty fees of $1.7 million from the commercial sale of Memantine by our marketing partners.

Research and development expenses of $5.7 million in the quarter ended December 31, 2006, increased by $1.1 million compared to expenses of $4.7 million in the same period of 2005. The increase in research and development expenses of $1.1 million resulted from an additional $1.9 million of expenses incurred for the Phase III clinical trials of Viprinex, offset by a decrease of $0.8 million of expenses for the continuing Phase III clinical trials for XERECEPT.

General and administrative expenses, which include operations of our corporate operations in California and administrative operations for our office in New Jersey, were $1.6 million for the quarters ended December 31, 2006 and 2005.

Results for the six-months ended December 31, 2006:

Net loss for the six-months ended December 31, 2006 was $5.5 million or $0.19 per share compared to net loss of $19.5 million or $0.71 per share for the six-months ended December 31, 2005.

Revenues of $8.8 million in the six-months ended December 31, 2006 increased by $5.4 million over revenues of $3.4 million in the same period in 2005. Our 2006 revenues consisted of our recognition of $2.8 million from the sale of our rights and interests in

XERECEPT, royalty fees of $3.2 million from the commercial sales of Memantine by our marketing partners and $2.8 million for the reimbursement of the direct expenses we incurred to administer the Phase III clinical trials for XERECEPT. Our 2005 revenues consisted of our recognition of $0.5 million from the sale of our rights and interests in XERECEPT, royalty fees of $2.3 million from the commercial sales of Memantine by our marketing partners and $0.6 million for the reimbursement of the direct expenses we incurred to administer the Phase III clinical trials for XERECEPT.

Research and development expenses of $11.5 million in the six-months ended December 31, 2006, increased by $3.5 million compared to expenses of $8.0 million in the same period of 2005. The increase in research and development expenses of $3.5 million resulted from an additional $3.7 million of expenses incurred for the Phase III clinical trials of Viprinex, offset by a decrease of $0.2 million of expenses for the continuing Phase III clinical trials for XERECEPT.

General and administrative expenses of $3.1 million for the six months ended December 31, 2006, decreased by $0.3 million compared to expenses of $3.4 million for the same period in 2005.

Investment income of $0.1 million and $0.3 million in the quarter and six months ended December 31, 2006, respectively, increased over the same periods of 2005, resulting primarily from an increase in interest earned on investments during the current year as compared to the prior year due to higher market interest rates.

As of December 31, 2006, we had cash, cash equivalents and total investment securities available for sale of $7.4 million, which decreased by $7.8 million from cash, cash equivalents and total investment securities of $15.2 million as of June 30, 2006, resulting principally from the cash used in operations during the six months.

Conference Call Information

NTI will web cast its quarterly financial results and host a conference call on Monday, February 12, 2007 at 10:00 a.m. (ET), 7:00 a.m. (PT). Dial-in number (800)811-8845 (U.S. and Canada) and 913-981-4905 (International). The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback of the conference call will be available from 1:30 p.m. (ET) on February 12, 2007 through 11:59 p.m. (ET) on February 17, 2007. Replay number: (888) 203-1112 (U.S. and Canada) / (719) 457-0820 (international). Replay access code: 2540809.

About Neurobiological Technologies, Inc.

NTI is a biotechnology company engaged in the business of acquiring and developing central nervous system related drug candidates. The Company is focused on therapies for neurological conditions that occur in connection with ischemic stroke and brain cancer. The Company’s strategy is to in-license and develop later-stage drug candidates that target major medical needs and that can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish evidence of efficacy.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our need for additional capital, our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, the risks associated with the cost of clinical development efforts, and other risks detailed from time to time in our Annual Report of Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We undertake no obligation to update these forward- looking statements.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2006	2005	2006	2005
REVENUES
Technology sale and collaboration services	$2,365,000	$1,091,000	$5,557,000	$1,091,000
Royalty	$1,655,000	$1,268,000	$3,244,000	$2,321,000

Total revenue	4,020,000	2,359,000	8,801,000	3,412,000

EXPENSES
Research and development	5,681,000	4,647,000	11,539,000	8,049,000
Acquired in-process research and development	—	11,501,000	—	11,501,000
General and administrative	1,565,000	1,550,000	3,059,000	3,351,000

Total expenses	7,246,000	17,698,000	14,598,000	22,901,000

Operating loss	(3,226,000)	(15,339,000)	(5,797,000)	(19,489,000)

Investment income	116,000	71,000	269,000	88,000

Loss before income tax	(3,110,000)	(15,268,000)	(5,528,000)	(19,401,000)

Provision for income taxes	—	130,000	—	130,000

NET LOSS	$(3,110,000)	$(15,398,000)	$(5,528,000)	$(19,531,000)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.11)	$(0.55)	$(0.19)	$(0.71)

Weighted average shares used in basic and diluted net loss per share calculation	29,558,580	28,093,999	29,558,505	27,585,928

SELECTED BALANCE SHEET DATA

	December 31, 2006	June 30, 2006
	(unaudited)	(1)
Cash and cash equivalents & investments	$7,427,000	$15,248,000
Working capital	4,255000	12,055,000
Total assets	14,236,000	22,499,000
Accumulated income (deficit)	(100,699,000)	(95,141,000)
Stockholders’ equity	16,545,000	11,402,000

(1)	Derived from audited financial statements.